SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2005

BioMed Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-32261	20-1142292

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 222
San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 10.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01 Entry into a Material Definitive Agreement.

          On April 15, 2005, BioMed Realty Trust, Inc., through its operating partnership subsidiary, BioMed Realty, L.P., entered into a definitive purchase and sale agreement with The Lyme Timber Company, an affiliate of Lyme Properties, to acquire a portfolio of seven life science properties and one parking structure in Cambridge, Massachusetts, and an additional property in Lebanon, New Hampshire (collectively, the “Properties”). The total purchase price is approximately $531 million, including estimated closing costs, to be paid in cash and through the assumption of approximately $130 million of indebtedness.

          The Properties include approximately 1.1 million rentable square feet of laboratory and office space, which currently is 96.6% leased with an average remaining term of 10 years, in addition to the parking structure with 447 parking spaces.

          The acquisition will increase BioMed’s real estate portfolio to 31 properties, representing 53 buildings with approximately 4.1 million rentable square feet in all of the major life science markets in the United States.

          The portfolio to be acquired by BioMed consists of the following assets:

•	Kendall Square D, located at 650 Kendall Street in Cambridge, which contains 349,325 rentable square feet of space that is 98% leased to Genzyme Corporation (Nasdaq: GENZ),

•	Kendall Square A, located at 675 Kendall Street in Cambridge, which contains 302,919 rentable square feet of space that is 96% leased to Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX),

•	Fort Washington Research Park, located at 40 Erie Street and 200 Sidney Street in Cambridge, which contains a total of 292,758 rentable square feet of space that is fully leased to Vertex,

•	270 Albany Street, located in Cambridge, which contains 75,003 rentable square feet of space that is fully leased to Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM),

•	325 Vassar Street, located in Cambridge, which contains 52,520 rentable square feet of space that is fully leased to Monsanto Company (NYSE: MON),

•	21 Erie Street, located in Cambridge, which contains 48,238 rentable square feet of space that is 58% leased to Metabolix, Inc.,

•	Centerra Biolabs, located adjacent to the Dartmouth Hitchcock Medical Center in Lebanon, New Hampshire, which contains 21,500 rentable square feet of space that is fully leased to Dartmouth, and

•	47 Erie Street, a six-level, open-air parking structure located in Cambridge, which provides parking for the Fort Washington Research Park, 270 Albany Street and 21 Erie Street properties.

          BioMed’s obligation to purchase the Properties is subject to certain limited conditions, including the receipt of specified tenant estoppels and third party consents. BioMed made a deposit of $2 million upon signing the purchase agreement. Upon expiration of a due diligence period scheduled to expire on April 29, 2005, BioMed may either (a) terminate the purchase agreement, in which event Lyme will be required to return the $2 million deposit to BioMed, or (b) make an additional deposit of $13 million, which, together with the initial $2 million deposit, will become non-refundable and will be credited toward the total purchase price of the Properties at the time of closing. Subject to the satisfactory completion of due diligence and other closing conditions, the acquisition is expected to be consummated in the second quarter of 2005.

          In order to finance the acquisition and provide additional working capital, BioMed has secured a commitment from KeyBank National Association, under which BioMed intends to borrow up to $600 million under three credit facilities, including a three-year, senior unsecured revolving credit facility of $250 million, a three-year, senior unsecured term loan facility of $100 million, and a five-year, secured term loan facility of $250 million. The new $250 million senior unsecured revolving credit facility, which contains an accordion option up to $400 million, will replace BioMed’s existing $100 million revolving unsecured credit facility. The commitment letter is subject to customary conditions, including the preparation of definitive loan documents acceptable to the parties.

          The foregoing description of the purchase agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the purchase agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

          On April 18, 2005, BioMed issued a press release regarding the acquisition of the Properties. A copy of the press release is attached hereto as Exhibit 99.1. Also, on April 18, 2005, BioMed conducted a conference call and audio web cast regarding the acquisition. A copy of the presentation transcript is attached hereto as Exhibit 99.2.

          The information contained in Item 7.01 of this Current Report, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of BioMed, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

     (c) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	Agreement for Purchase of Real Estate, dated as of April 15, 2005, between BioMed Realty, L.P. and The Lyme Timber Company.

99.1	Press release issued by BioMed Realty Trust, Inc. on April 18, 2005.

99.2	Transcript of conference call conducted by BioMed Realty Trust, Inc. on April 18, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:April 19, 2005	BIOMED REALTY TRUST, INC.

	By:	/s/ ALAN D. GOLD

Name: Alan D. Gold
Title: Chief Executive Officer